ANNUAL STATEMENT OF COMPLIANCE OF THE
                  SERVICER FOR THE YEAR ENDED DECEMBER 31, 1996

                CERTIFICATE OF THE PENNSYLVANIA HIGHER EDUCATION
                                ASSISTANCE AGENCY


         This certificate is delivered pursuant to Section 9.07 of that certain Indenture, dated as of April 1, 1996, between The National Collegiate Trust 1996-S1 and State Street Bank and Trust Company (the "Indenture"). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.

         The undersigned, as the duly elected President and CEO of The Pennsylvania Higher Education Assistance Agency, the Servicer for The National Collegiate Trust 1996-S1 (the "Servicer"), a public corporation and a governmental instrumentality of the Commonwealth of Pennsylvania, does hereby certify as follows:

         1. a review of the activities of the Servicer, and the Servicer's performance under the Servicing Agreement for the previous twelve months ending December 31, 1996 has been made under my supervision; and

         2. to the best of my knowledge, based on such review, the Servicer has or has caused to be performed all of its obligations under the Servicing Agreement throughout the previous twelve months ending December 31, 1996 and no Default has occurred under the Servicing Agreement.



                                   THE PENNSYLVANIA HIGHER EDUCATION
                                   ASSISTANCE AGENCY


                                   By:/s/ Michael H. Hershock
                                      -----------------------
                                   Name: Michael H. Hershock
                                   Title:President and CEO